LICENSE AND SERVICES AGREEMENT

THIS LICENSE AND SERVICES AGREEMENT dated this 13th day of September, 2002.

BETWEEN:

PHOTOCHANNEL NETWORKS LIMITED PARTNERSHIP, a limited partnership created pursuant to the laws of British Columbia having an office at Suite 506, 425 West Pender Street, Vancouver, British Columbia, Canada, V6B  6E3

(hereinafter called the "PhotoChannel")

- and -

BLACK PHOTO CORPORATION, a company incorporated pursuant to the laws of Ontario having an office at 371 Gough Rd., Markham, Ontario, L3R 4B6.

(hereinafter called the "Blacks")

WHEREAS PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution for the storage, distribution and printing of photographs ("System");

AND WHEREAS PhotoChannel is entitled to license the System and provide the Services (as hereinafter defined) to Blacks as provided herein;

AND WHEREAS Black's wishes to acquire a license for the System and to receive the Services as provided herein; and

AND WHEREAS Blacks wishes to acquire, and PhotoChannel wishes to provide to Blacks, a Blacks branded System for its photo-finishing operations (the "Branded System") on the terms and conditions set out herein;

NOW THEREFORE in consideration of the premises, the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Deliverables. PhotoChannel agrees to deliver the System components described in attached Schedule A (the "Deliverables") in accordance with the roll-out schedule set out in section 2 below. PhotoChannel represents and warrants that the System will perform the functions set out in, in the manner and to the standards provided in, Schedule A. PhotoChannel shall promptly correct any errors, malfunctions or defects in the System. PhotoChannel shall promptly make available to Blacks, at no additional charge, all updates, enhancements or improvements made to the System during the Term (as hereinafter defined) or any renewal term.

2. Roll-Out Schedule. PhotoChannel shall install and make operational the Branded System and the components thereof at Blacks for initial System testing on or before October 1, 2002. PhotoChannel shall furthermore make the Branded System and its components ready for commercial launch by Blacks or before October 10, 2002. Additionally, PhotoChannel will deliver to selected Blacks employees the technical knowledge and skills needed to allow the commercial launch of the Branded System.

3. Support, Maintenance and Training. PhotoChannel shall promptly and competently provide the Services including the support, maintenance and training provided for in Schedule A.

4. Billing and Payments. Blacks shall make the payments set out in, and on the terms provided in, Schedule  A.

5. Project Co-ordinators. Each party shall designate a project co-ordinator to deal with the day-to-day matters arising under this Agreement. These individuals will, on behalf of their respective employers, co-ordinate the provision of the products and services contemplated herein, including installation, acceptance, operation, maintenance and support.

6. Access To Facilities. Blacks shall at all reasonable times give PhotoChannel and its employees and contractors access to all premises and assets of Blacks as is necessary to permit PhotoChannel to fulfil its obligations under this Agreement.

7. Term. This Agreement shall be for a term of two (2) years commencing on the date hereof (the "Term") and shall be renewable as provided in Schedule A. This Agreement shall be automatically renewed for one (1) year periods unless written notice is provided by one party to the other not less than ninety (90) days prior to the end of the Term or the then current renewal term.

8. Confidentiality. Neither party shall disclose any confidential information, including, without limitation, future business plans, to any third party without the prior written approval allowing such disclosure from the other party. Without limiting the generality of the foregoing, PhotoChannel agrees to keep confidential, and not use for any purpose whatsoever, any information relating to Blacks' customers including, without limitation, customer names, addresses, lists and image files (collectively, "Customer Information").

9. Intellectual Property Rights. PhotoChannel hereby grants Blacks a non-exclusive license to use during the Term and any renewal term all copyrighted material, trademarks, inventions and all other industrial or intellectual property rights (collectively, the "Intellectual Property") forming part of or necessary to use the System. PhotoChannel agrees to indemnify and hold harmless Blacks from any claim alleging that the System or any of the Intellectual Property licensed hereunder infringe the rights of another. PhotoChannel acknowledges that pursuant to this Agreement it is not acquiring any interest in or right to use any of Blacks' Intellectual Property.

10. Termination. A party shall be entitled to terminate this Agreement if:

(a) the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under the Bankruptcy and Insolvency Act or any successor legislation ("the Act"), if a petition is filed against the other party under the Act, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

(b) if the other party fails to fulfil any of its obligations hereunder and does not cure such failure within thirty (30) days after receiving written notice of such failure.

11. Schedules. Schedules A, B, C and D attached hereto are incorporated herein and form part of this Agreement.

12. Notices. All notices, demands, approvals, consents and acceptances under this Agreement shall be in writing and shall be deemed to have been duly given if mailed or delivered to a party at its address mentioned above to the attention of the President or if telecopied to the attention of the President, in the case of PhotoChannel at facsimile number (604) 893-8966 and, in the case of Blacks, at facsimile number (905) 475-8814.

13. Non-Assignability. Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Each party attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

PHOTOCHANNEL NETWORKS LIMITED PARTNERSHIP by its general partner 620077 B.C. Ltd.
By:	"Peter Scarth"
Name: Peter Scarth
Title: Chairman/CEO
BLACK PHOTO CORPORATION
By:	"Rod Smith"
Name: Rod Smith
Title: President/CEO